FOR IMMEDIATE RELEASE            CONTACT:     Sherry Lauderback
Vice President, Investor Relations and Global Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION ANNOUNCES PLAN TO REFINANCE DEBT FACILITIES

BLOOMFIELD HILLS, Michigan, September 19, 2012 – TriMas Corporation (NASDAQ: TRS) – a diversified global manufacturer of engineered and applied products – today announced that it has initiated the process to refinance its existing credit facilities and launch a tender offer for its existing 9.75% Second Lien Notes due 2017. The new credit facilities are expected to be comprised of a $250 million Senior Secured Revolving Credit facility, a $150 million Senior Secured Term Loan A facility and a $250 million Senior Secured Term Loan B facility. The company plans to close the transaction during the fourth quarter of 2012. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner and Smith Incorporated are arranging the financing.

Proceeds from the new Facilities are expected to be used to refinance the Company’s existing $125 million Senior Secured Revolving Credit Facility, $218 million Senior Secured Term Loan B and $200 million 9.75% Second Lien Notes due 2017.

“Due to the current attractive financial markets and the Company’s enhanced performance, we believe TriMas has the opportunity to refinance our credit facilities with terms that would be beneficial for the future of TriMas,” said Mark Zeffiro, TriMas’ chief financial officer. “We expect TriMas to benefit from immediate and significant interest savings, extended maturities and the liquidity and capital structure flexibility needed to best position the Company for future growth. This is one of our many efforts to continuously improve TriMas.”

Cautionary Notice Regarding Forward-looking Statements
Any “forward-looking” statements contained herein, including those relating to market conditions or the Company’s financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, the Company’s substantial leverage, liabilities imposed by the Company’s debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,500 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.
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